Registration No. 333-31252
                                                                Rule 424(b)(3)


          Supplement to Prospectus Supplement Dated January 26, 1999

                   Structured Asset Securities Corporation,
              Mortgage Pass-Through Certificates, Series 1999-BC1

                 Norwest Bank Minnesota, National Association,
                                Master Servicer

     On January 28, 1999, Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1999-BC1, Class A1, A2, AIO, M1, M2 and B (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $1,769,743,000. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of two pools of adjustable and fixed rate, fully amortizing and balloon, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Structured Asset Securities Corporation into the trust fund for the benefit of certificateholders pursuant to a trust agreement by and among Structured Asset Securities Corporation, as depositor, Norwest Bank Minnesota, National Association, as master servicer, and The First National Bank of Chicago, as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Loan Services Inc., one of the servicers.

     This supplement to the above-referenced Prospectus Supplement and the related prospectus dated January 15, 1999 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.





                                       Underwriter:

                                     LEHMAN BROTHERS


March 31, 2000

     The table set forth under the heading "The Servicers" on page S-61 of the Prospectus Supplement is hereby updated, in its entirety, as follows:


                        Delinquencies and Foreclosures
                             (Dollars in Millions)


                                                            As of December 31,
                                                                    1999(3)
                                                            ------------------

Total balance of mortgage loans serviced....................       $3,870
Percentage of mortgage loans delinquent by
  period of delinquency(1)(2)
  30 to 59 days.............................................        4.03%
  60 to 89 days.............................................         1.19
  90 days or more...........................................         0.30
                                                             ---------------
Total percentage of mortgage loans
  delinquent(1)(2)..........................................          5.52%
In foreclosure (excluding Bankruptcies).....................          1.11
In bankruptcy...............................................          1.15
                                                             ---------------
Total(2)....................................................          7.78%
----------
(1) Delinquency information is for conventional loans only, excluding bankruptcies.

(2) Percentages are based on the number of mortgage loans.

(3) A weighted average of the "MBS method" for conventional loans and the "ABS method" for subprime loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.



     The information contained in the tables entitled "Mortgage Rate" and "Cut-off Date Scheduled Principal Balances" under "Description of the Mortgage Pools" in the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Rates and Mortgage Loan Balances of the Mortgage Loans:


                                                           Mortgage Rate*

                                                                                                Percentage of
                                                                                                Mortgage Loans
                                                                           Aggregate             by Aggregate
                   Range of                         Number of             Scheduled              Scheduled
              Mortgage Rates (%)                   Mortgage Loans      Principal Balance      Principal Balance
-------------------------------------------    -------------------   ---------------------  ---------------------

    <=7.000                 ...............              23             $  3,001,797.24            0.28%
      7.001   to       7.500...............              70                8,950,671.11            0.85
      7.501   to       8.000...............             289               38,516,639.99            3.65
      8.001   to       8.500...............             589               80,373,926.03            7.62
      8.501   to       9.000...............           1,261              158,052,757.59           14.98
      9.001   to       9.500...............           1,325              150,768,976.35           14.29
      9.501   to      10.000...............           2,297              222,566,781.21           21.09
     10.001   to      10.500...............           1,430              123,129,813.66           11.67
     10.501   to      11.000...............           1,296              106,915,970.66           10.13
     11.001   to      11.500...............             780               57,136,075.10            5.41
     11.501   to      12.000...............             828               56,742,004.83            5.38
     12.001   to      12.500...............             504               31,044,838.66            2.94
     12.501   to      13.000...............             222               11,800,142.62            1.12
     13.001   to      13.500...............              73                3,776,744.70            0.36
     13.501   to      14.000...............              34                1,625,019.30            0.15
     Greater than 14.000...................              20                  792,691.60            0.08
                                               -------------------   ---------------------  ---------------------
  Total                                              11,041           $1,055,194,850.65          100.00%
                                               ===================   =====================  =====================

*        Reflects current Mortgage Rates of Adjustable Rate Mortgage Loans.

                               The weighted average Mortgage Rate is approximately $9.90% per annum.


                                              Cut-off Date Scheduled Principal Balances

                                                                                                Percentage of
                                                                                                Mortgage Loans
                                                                           Aggregate             by Aggregate
                   Range of                          Number of             Scheduled              Scheduled
       Scheduled Principal Balances ($)            Mortgage Loans      Principal Balance      Principal Balance
-------------------------------------------    -------------------   ---------------------  ---------------------
          1   to   50,000.00...............              2847           $  101,841,218.46            9.65%
  50,000.01   to  100,000.00...............              4438              321,235,977.18           30.44
 100,000.01   to  150,000.00...............              2036              245,877,231.44           23.30
 150,000.01   to  200,000.00...............               849              144,987,846.00           13.74
 200,000.01   to  250,000.00...............               420               92,866,011.46            8.80
 250,000.01   to  300,000.00...............               206               56,407,144.54            5.35
 300,000.01   to  350,000.00...............               128               41,542,229.15            3.94
 350,000.01   to  400,000.00...............                54               20,380,797.88            1.93
 400,000.01   to  450,000.00...............                21                8,863,126.76            0.84
 450,000.01   to  500,000.00...............                31               15,043,131.87            1.43
     Greater than 500,000.00...............                11                6,150,135.90            0.58
                                               -------------------   ---------------------  ---------------------
  Total                                                11,041           $1,055,194,850.65          100.00%
                                               ===================   =====================  =====================

                   The average Cut-off Date Scheduled Principal Balance is approximately $95,570.59.
